UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Adaptive Biotechnologies Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ADAPTIVE BIOTECHNOLOGIES CORPORATION

1165 Eastlake Avenue East

Seattle, WA. 98109

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2024

May 24, 2024

Dear Stockholders,

We are writing to you on behalf of the Board of Directors (“Board”) of Adaptive Biotechnologies Corporation (the “Company”) to address an advisory report issued by the proxy advisory firm Institutional Shareholder Services (“ISS”) on May 21, 2024, regarding our 2024 Annual Meeting of Stockholders scheduled for June 7, 2024.

In its report (the “Report”), ISS recommends a withhold vote on the re-election of the Company’s Directors, Peter Neupert and Michelle Griffin. The recommendation is based in part on the perception that their co-Director, Dr. Rob Hershberg, is overboarded (“… [in 2023], adverse vote recommendations were issued with respect to Hershberg for… serving as a director on more than three public boards while serving as a CEO of an outside company.”).

We strongly and respectfully disagree with ISS’s recommendation for our 2024 Annual Meeting of Stockholders and have prepared this supplement to augment our 2024 proxy disclosures and further support the re-election of Directors Mr. Neupert and Ms. Griffin.

In particular, with respect to Dr. Hershberg’s service on the Boards of other companies, he is not standing for re-election to the Board of Directors of Fate Therapeutics, Inc. in 2024 (see, 2024 DEF14 proxy statement filing by Fate Therapeutics on April 26, 2024: “Robert Hershberg, M.D., Ph.D. will not stand for re-election as a director at the Annual Meeting….[t]his decision was made in consultation with Dr. Hershberg and was not due to any performance issues or any disagreement relating to our operations, policies, or practices. We would like to thank Dr. Hershberg for his years of service on our Board of Directors.”)

Therefore, as of the Annual Meeting of Fate Therapeutics on June 7, 2024, Dr. Hershberg will no longer be a member of its Board of Directors. He will continue as a member of the Boards of Recursion Pharmaceuticals, Inc. (a public company specializing in drug discovery) as well as HilleVax, Inc. (a biopharmaceutical company focused on the development and commercialization of novel vaccines), for a total of two memberships in Boards of Directors other than the Company’s.

Dr. Hershberg (who chairs the Compensation Committee) attended all shareholder engagement meetings with the Company and attended every Board and Compensation Committee meeting in 2023. He is consistently prepared for, and actively participates in, each meeting he attends with the Board and Company management. His service on other corporate boards also meets the requirements of the Company’s bylaws, which allow service on no more than a total of 5 public company boards. As such, the Board submits that Dr. Hershberg’s service on the Boards of two other companies does not in any way impair his ability to be of full service to the Company’s Board.

In light of the additional disclosure provided herein, we hope ISS will reconsider its recommendation (based on the misperception that Dr. Hershberg is overboarded) for a withhold vote on the re-election of Mr. Neupert and Ms. Griffin to the Company’s Board of Directors.

We appreciate the opportunity to communicate with stockholders and look forward to continued engagement as we work to deliver sustainable stockholder value.

Cordially,

Rob Hershberg, Chair of the Compensation Committee

Peter Neupert, Lead Independent Director, member of the Compensation Committee

Katey Owen, member of the Compensation Committee

FOR THESE REASONS, WE URGE OUR STOCKHOLDERS

TO VOTE “FOR” ALL DIRECTOR NOMINEES AND

VOTE “FOR” THE SAY-ON-PAY PROPOSAL.